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                                                                    EXHIBIT (12)

                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                            Six Months Ended                Years Ended December 31 -
                                              June 30, 2004     2003       2002       2001        2000       1999
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                                                                        Restated  Restated
                                                       (b)        (c)       (d)       (e)        (f)
Earnings as defined (a)
Consolidated net income                                $ 9     $ (44)     $ (650)   $ (459)       $  5      $ 277
Discontinued operations                                  2       (23)        274       128         (83)       (70)
Income taxes                                           (10)       58         (41)      (94)         72         64
Exclude equity basis subsidiaries                      (44)      (41)                  (39)         68       (171)
                                                       (45)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $3, $9, $16, $35,
  $47, and $41 million for the six months
  ended June 30, 2004 and the years ended
  December 31, 2003, 2002, 2001, 2000, and
  1999, respectively                                   297       589         427       478         417        532
                                                    --------------------------------------------------------------
Earnings as defined                                 $  254     $ 539      $  (29)    $ 121       $ 240      $ 758
                                                    ==============================================================



Fixed charges as defined (a)
Interest on long-term debt                          $  285     $ 531      $  404     $ 420       $ 420      $ 502
Estimated interest portion of lease rental               4         8          10        11          11         11
Other interest charges                                  12        59          32        83          34         58
                                                    --------------------------------------------------------------
Fixed charges as defined                            $  301     $ 598      $  446     $ 514       $ 465      $ 571
                                                    ==============================================================

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions        -         -           -         -           -       1.33
                                                    ==============================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.26 excluding this amount.

(c) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.06 excluding these amounts.

(d) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairments charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.28 excluding these amounts.

(e) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairments charges.

(f) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.22 excluding this amount.